Exhibit 10.36

Amendment to Restricted Share Agreement

Under the Knoll, Inc.

1999 Stock Incentive Plan

This Amendment (“Amendment”) is made effective as of the 14th day of March, 2006 by and between Andrew B. Cogan (“Grantee”) and Knoll, Inc. (“Company”) amending that certain Restricted Share Agreement dated as of December 13, 2004 between Company and Grantee (the “Agreement”).

WHEREAS, the parties desire to amend and clarify the Agreement in accordance with the original intent of the parties.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.	Section 3(a)(vi) is amended and restated to provide as follows:

“Operating Profits” for any fiscal year means the Company’s net operating income for such fiscal year. The determination of “Operating Profits” shall be made from the Company’s books and records. Such books and records shall be maintained in accordance with U.S. generally accepted accounting principles and the Company’s internal accounting policies and procedures in effect on the Grant Date, but consistently applied over each of the fiscal years during the Restriction Period. For example, if grants of stock options are required or are elected to be shown as an expense on the Company’s financial statements during the Restriction Period, such expense shall be excluded from the determination of Operating Profits because it represents a change in accounting treatment from that in effect on the Grant Date. Extraordinary and other one-time items of income and expense, such as gains on sales of fixed assets, transactions outside of the ordinary course of business, and restructuring costs, in each case, arising in connection with a Material Acquisition or Divestiture shall be excluded from the determination of Operating Profits for the fiscal year in which the extraordinary or one-time item of income or expense occurs. Extraordinary and one-time items of income and expense, such as gains on sales of fixed assets, transactions outside of the ordinary course of business, and restructuring costs, in each case, arising in connection with an acquisition or divestiture or other business combination that is not a Material Acquisition or Divestiture (a “Non-Material” Acquisition or Divestiture) shall not be excluded from the determination of Operating Profits for the fiscal year in which the extraordinary or one-time item of income or expense occurs. In addition, in the event that a Material Acquisition or Divestiture occurs, other than the divestiture of a business that generated an operating loss in the twelve (12) months preceding such divestiture, the Operating Profits for the fiscal year of the transaction (on a pro rata basis) and all subsequent fiscal (on a full basis) years shall be adjusted to eliminate the impact of the addition of Operating Profits, or losses, or the divestiture of Operating Profits resulting from the transaction. The amount of the adjustment shall be based on the operating profits, or losses, generated by the business acquired or the operating profits generated by the business divested in the twelve (12) months immediately preceding such acquisition or divestiture. For example, the acquisition of an entity that generated $5 million in operating profits in the 12 months preceding the acquisition shall cause a downward adjustment in Operating Profits by $5 million for the year of acquisition (on a pro rata basis) and for all future years (on a full basis). Except as set forth above, extraordinary and other one-time items of income and expense, such as gains on sales of fixed assets, transactions outside the ordinary course of business (such as bank refinancings, IPOs, secondary stock offerings, etc. and restructuring costs), in each case, shall be excluded from the determination of Operating Profits for the fiscal year in which the extraordinary or one-time item of income or expense occurs. The calculation for Operating Profits shall be determined without taking into account any accrual or other provision for amounts earned or payable under this Agreement and all other Restricted Share Agreements entered into by the Company in 2004 and thereafter. The Company’s Finance Department shall make an initial determination of Operating Profits for each fiscal year (commencing with fiscal years 2003 and 2004) during the Restriction Period. The Company’s auditors shall review the Finance Department’s determination. The Committee shall take into account the Finance Department’s determination and the Company’s auditors’ report and make the final determination of Operating Profits and Sustained Operating Profits as soon as practicable after the end of each fiscal year.

2.	Except as set forth herein, capitalized terms in this Amendment shall have the meanings ascribed to them in the Agreement.

3.	Other than as set forth herein, the Agreement shall remain unchanged.

EXECUTED effective as of the day and year first written above. INTENDING TO BECOME LEGALLY BOUND.

KNOLL, INC.

By:	/s/ Barry L. McCabe
	Name:	Barry L. McCabe
	Title:	Chief Financial Officer

GRANTEE

/s/ Andrew B. Cogan
(signature)

	Name:	Andrew B. Cogan